================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

                                   FORM 10-K

             ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE
                        SECURITIES EXCHANGE ACT OF 1934
                   For the fiscal year ended: June 30, 1995

                        COMMISSION FILE NUMBER: 0-18192

                                MEGAMATION INC.
            (Exact name of registrant as specified in its charter)

          Delaware                                        13-3372947
(State of incorporation)                    (IRS Employer Identification Number)

51 Everett Drive, Building B #4 Lawrenceville, New Jersey            08648
       (Address of principal executive offices)                   (Zip Code)

       Registrant's telephone number, including area code: 609-799-7711

       Securities registered pursuant to Section 12(b) of the Act: None

          Securities registered pursuant to Section 12(g) of the Act
                     Common Stock $.01 Par Value per Share
                               (Title of Class)

       Indicate by check mark whether the registrant (I) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months, and (2) has been subject to such filing
requirements for the past 90 days: [X] Yes   [ ] No

       The aggregate market value of the voting stock held by non-affiliates of the registrant, based upon the average of the Bid and Asked price of the Common Stock on July 31, 1995, as reported by the Over-the-Counter Bulletin Board, was approximately $1,471,800, (assuming, but not admitting for any purpose, that all directors and executive officers of the registrant are affiliates).

       The number of shares of Common Stock, $0.01 par value, issued and outstanding as of July 31, 1995 was: 14,358,666.

       Indicate by check mark if disclosure of delinquent filers pursuant to
Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of registrants knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendments to this Form 10-K. [ ]

                      DOCUMENTS INCORPORATED BY REFERENCE
Portions of the following document, to the extent specified in this report, are incorporated by reference in the indicated parts of this report.

               Document                         Incorporated by reference in:
               --------                         -----------------------------
Proxy Statement for 1995 Annual Meeting         Part III, Items 10-13
of Shareholders


================================================================================

                                    PART I

ITEM 1.  BUSINESS.

General


     Megamation Inc. ("Megamation" or the "Company"), designs, develops, manufactures, markets and services programmable, flexible, single and multiple tool, automation work cells which help customers improve manufacturing and materials handling processes by performing more work, in less space, more safely than by traditional work methods. The Company's product offerings are intended to improve productivity, increase product quality and decrease costs in the manufacturing workplace.

     The Company sells its automation workstations under the trade name MEGA 2(R). The MEGA 1 was the Company's first product line and the lower cost, less complex MEGA 2 group of workstations, the single automatic tool version of which was introduced in 1993, is the Company's current product line.

     The automation workstations have been primarily sold to clinical laboratories for test tube handling, the automotive industry for light mechanical assembly and to the computer and telecommunications industries for electronic circuit board assembly. For many customers, the Company has also performed the additional custom manufacturing and engineering design to prepare one or more automation workstations for a specific assembly application. Known as "integration", this additional process involves design and fabrication of gripper tools, layout and assembly of various third-party provided conveyors and parts-feeders, and software modifications to permit the automation workstations to control the additional equipment.

     The Company has placed approximately 120 automation workstations using approximately 330 automatic assembly tools since deliveries began in 1988.

     The Company's business strategy is to offer the automation workstations as specialized, integrated products that perform tasks demanding accuracy, repeatability, speed, reliability and safety. The Company is focusing its efforts on identifying and penetrating vertical market product applications, like clinical laboratories, for automation workstations where there is a large and continuous demand. Accordingly, the Company is creating systems which incorporate proprietary software and hardware that minimizes the need for customer application engineering or integration. This application software is generally developed collaboratively with targeted customers in selected markets to make sure the needs of the market are met. The Company's products in many cases are used by production personnel in an in-line manufacturing environment. The automation workstations are flexible and therefore re-configurable. The automation workstations application software provide easy-to-use, intuitive, graphical user interfaces operating under Microsoft Windows(R).

     The Company, a Delaware corporation, was founded on July 8, 1985. The Company's initial public offering was consummated September 21, 1989. The Company operates on a fiscal year which ends on June 30th.

Products Overview


     The automation workstation/work cell is comprised of a control unit that includes a personal computer and power supplies, database and programming software; a platen typically in sizes of 26.5" x 37.75", 53" x 37.75", "106. x 37.75" and 86" x 53"; a platen frame that suspends the platen over a conveyer or work area; and from one to four automatic tools that each include a linear motor and acceleration sensing and feedback circuitry. The automation workstations use dual-axis linear stepper motor electro-magnetic drive technology to move and position the automatic tools. The linear motors are suspended from the platen magnetically and ride on a frictionless air bearing permitting placement of the automatic tool anywhere in the workspace with high accuracy. The Company's patented collision avoidance software enables multiple automatic tools to move about and perform work within the work cell without colliding. Each automatic tool is capable of the highly accurate placement of objects of up to ten pounds in weight. The Company has also designed and manufactured linear motors for its automation workstations which are capable of handling payloads in excess of one hundred pounds.

     The linear motors do not wear and therefore they do not lose precision over time. Management of the Company ("management") believes that its automation workstations can consistently achieve greater accuracy and repeatability throughout their workspace than other automation systems within the price range offered by the Company. The automation workstations can also incorporate a visual parts-identification and verification option, which permits the system to reject non-conforming parts prior to handling, assembly or insertion. All automation workstations incorporate an automatic shutdown feature which is activated when any moving automatic tool encounters an obstruction, making the Company's products among the safest automation systems available. The automation workstations can usually perform more work, in less space, more safely, than traditional arm type robots.

Markets and Applications


    The automation workstations are suited to a variety of applications in various industries typically requiring precision handling, placement, or positioning of various small parts, specialized tools, or sensors. Applications for the Company's products have included: (1) test tube sorting and handling applications in the clinical laboratory industry; (2) high speed non-contact scanning applications for gathering dimensional data for high volume parts manufacturing applications; (3) material handling applications in the pharmaceutical industry; (4) applications involving the sequencing of RNA and DNA material; (5) 'through-hole' and 'surface mount' printed circuit board assembly for major computer, electronic, telecommunications, and automotive companies; and (6) light electronic and mechanical part assembly for the major domestic automakers and other manufacturers.

    The Company's automation workstations provide the following capabilities:

    Automation workstations. The Company's core product today is a programmable,
    -----------------------
flexible, multiple tool, automation workstation. The automation workstation can employ from one to four automatic tools that perform identical or different tasks within the work cell. Today the automation workstation can be supplied as a "generalized" automation workstation or as a "specialized" automation workstation for specific high volume applications. The Company's primary strategy today is to focus on providing more specialized versus generalized automation workstation applications.

    Picking, conveying and placing.  The automation workstation was initially
    ------------------------------
designed to pick and place automotive light assembly parts and printed circuit board components. Management believes there is a growing demand today for automation workstations for picking, sorting, and placing test tubes in clinical laboratories.

    Clinical laboratories.  The automation workstation serves as the platform
    ---------------------
for specialized workstations used for test tube unloading, sorting, and loading tasks in clinical laboratories. Clinical laboratories require automation solutions for processing ever increasing numbers of blood and other body fluid and human tissue samples. Management believes today that automating the handling and record keeping of these samples is deemed a strategic requirement by the leading clinical laboratories.

    High speed, non-contact scanning (automatic inspection). The Company's
    -------------------------------------------------------
automation workstations serve as an integrated workstation for high speed non-contact scanning applications for gathering dimensional data for high volume parts manufacturing applications. The Company's automation workstation is combined with scanners and related database and application software to gather dimensional data of an object or surface to validate the dimensions to the design intent. The automation workstation positions a scanner employing laser radar technology that provides accurate three-dimensional images. The captured images are then converted into dimensions by another supplier's proprietary digital signal processing electronics and a sophisticated rectification process. The automation workstation provides a high-speed means of precisely addressing and positioning the scanners at designated data points in defined planes and angles. This application can measure and analyze sources of variation to enhance continuous process improvement which will enable customers to reduce cost and increase both quality and throughput. This inspection and measurement automation workstation provides customers with cost-effective solutions for process control or reverse engineering applications. Management believes that there is a substantial potential market for the inspection and measurement of parts in high volume, repetitive manufacturing applications.

    RNA and DNA sequencing.  The Company's automation workstation serves as an
    ----------------------
integrated workstation for extremely accurate placement of RNA and DNA material for a genetic engineering sequencing application. The Company has granted an exclusive worldwide license to a company that provides specialized application software that works in conjunction with an automation workstation to place and record the location of the placement of RNA and DNA material within extremely accurate specifications and tolerances. The Company provides an integrated, standardized automation workstation in either single or multiple tool configurations to the licensee. The licensee "customizes" the automation workstation with its application software and specialized precision placement tool for placing the RNA and DNA material. The licensee believes that its "customized" automation workstation can be used to develop genetic engineering models designed to facilitate the discovery of new drugs or improvement of existing drugs.

    Other applications.  The Company has also designed a specialized automation
    ------------------
workstation for titration applications for pharmaceutical companies. This specialized automation workstation can engage one automatic tool to remove lids from trays holding a number of pipettes while another automatic tool begins dispensing precisely measured fluids into the pipettes. This application utilizes the automation workstation's pick and place, and positioning capabilities. This specialized automation workstation could easily dispense powders rather than fluids or could even perform this function simultaneously with the addition of a third automatic tool. Management believes that titration applications for pharmaceutical companies may constitute a significant market for the Company's products.

    Management believes that the Company's technology has proven strengths as an imbedded and integrated platform for picking, sorting, conveying and placing objects within other devices such as blood analyzers. The Company's core product offers advantages from such features as fewer moving parts, programmability, expandability, upgradability and serviceability. Management intends to seek OEM relationships with manufacturers of products that can utilize and benefit from such features.

Proprietary Application Software

    The nucleus of the Company's products are a number of sophisticated and proprietary software modules which enable the Company to provide easy-to-use, customer-configurable, application specific products. The Company's software products run under Microsoft Windows(R). By using Windows as the base environment, the Company's software customers are presented an "Open System". Open system architecture enables the use of a variety of standard commercial hardware platforms; based on a familiar, standard, commercial computer operating system that is in widespread use (sixty million licensed Windows users according to a recent prominent business publication); employs modular software with open interfaces that permit the use of software products from multiple sources or vendors

    The Company has developed "Windows extensions" to provide an easy-to-use customer configurable, software environment. The software modules are organized as follows:

    Level I.  The highest level of software consists of a graphical interface
    -------
allowing users to control the automatic tool and any external peripheral hardware. Among the software modules that make up the interface the Company has developed is a graphical programming environment called SPI (Simplified Programming Interface). The SPI interpreter is started from the main screen that the user sees when the automatic tool controller is brought up in Windows. From this main screen, or "shell", the user can initiate SPI, examine the system status, run diagnostics, "teach" points for the purpose of establishing the automatic tool(s) task lists, or perform other common automatic tool controller functions.

    Level II.  The next level of software consists of a set of real time
    --------
extension routines that run on the personal computer ("PC") under Windows. This level of software interacts with the automatic tool control hardware and any other peripheral equipment integrated into the automation workstation. In addition to supervisory control and communication, another function of this level is to facilitate multiple-automatic tool operation by automatically preventing collisions between automatic tools. The paths of all proposed automatic tool moves are mathematically checked for potential collisions with the active paths of other automatic tools before a new move is initiated. In the event of a potential collision, a collision avoidance routine delays moves until the path is cleared. Alternatively, a programmable table-driven routine can perform any collision recovery actions the user prefers.

    Level III.  The lowest level of software is "microcode" which resides in the
    ---------
distributed intelligent automatic tool controllers. When a move is sequenced and initiated by the PC, the individual microprocessor based robot controllers take over and actually execute the move. When an automatic tool move ends, the controller interrupts the PC so that it can sequence the next move.

Marketing Strategy


    The Company intends to expand its customer base and markets. To do this, the Company is attempting to develop the following programs:

    Develop specialized integrated automation workstations. The Company's
    ------------------------------------------------------
strategy is to develop specialized integrated automation workstations that are designed and intended for a specific task. These specialized workstations will enable the Company to deliver "turn-key" or "plug-and-play" systems that enable customers to achieve desired levels of productivity faster than would have been possible with a "customized" automation workstation. An additional benefit that the company can realized by designing and selling a specialized integrated automation workstation is a lower manufacturing cost per unit.

    Develop smaller "table top" automation workstations.  Driven by its
    ---------------------------------------------------
experience base, increased product performance and computing power, and increased software capabilities, the Company has developed and will begin marketing a table top automation workstation. Inquiries from customers and prospects seeking such a product for use in research and development and experimentation activities indicate that there may exist a significant market for such a product.

    Provide database and networking capabilities for the automation
    ---------------------------------------------------------------
workstations.  The ability to collect, compile, manipulate, and store data is a
- ------------
feature which a growing number of users of automation equipment requires. Coincident with providing database capabilities, the ability to network automation workstations is another feature the Company is working to include in its automation workstations in order to meet the additional needs of customers.

    Migrate existing and future automation workstations into new markets.  The
    --------------------------------------------------------------------
Company is increasing its activity with potential customers and evaluating potential applications for automation workstations in specific industries such as pharmaceuticals, medical devices, and health care. The high speed, non-contact inspection and measurement automation workstation is applicable to both process control and reverse engineering applications for a broad category of industries.

    To date, the Company has marketed its systems either directly to the end users of the Company's automation workstations, to independent marketing representatives or to system integrators who in turn sell to the same companies. Additionally, the Company has also relied on trade publication advertising and attendance at trade shows for marketing its product and services. During fiscal 1995 the Company eliminated two of its three marketing and sales positions in order to reduce costs and in anticipation of focusing and redirecting the Company's marketing and sales efforts in accordance with its current business strategy. The Company intends to hire new salespeople to support its current business strategy as soon as adequate funding is secured.

    With respect to the high speed non-contact inspection and measurement automation workstation, the Company's marketing strategy is focused initially on sales to manufacturers and suppliers in the automotive industry. The Company is also considering and evaluating an arrangement with the manufacturer of the scanners, database and software used in the automatic inspection workstation for that company to market, sell and service this product.

    The customized automation workstations used for RNA and DNA sequencing are marketed and sold by the licensee for this specific application. The Company's marketing strategy for research and clinical laboratories is to focus initially on sales to existing customers of the automation workstations. With respect to the table top automation workstation, the Company's marketing strategy is focused on marketing this product directly to the end user, to system integrators, or to original equipment manufacturers ("OEM's") who will integrate the Company's product into larger systems for sale to the same companies or to companies that are not presently customers of the Company.

    The Company's principal customers have historically been large companies that the Company either sells to directly or through system integrators. The Company's products are typically purchased for installation in connection with production line introductions or changes, new product tooling or product re-tooling automation programs undertaken by these companies. Because sales are dependent on the timing of customers automation programs, sales by customer vary significantly from year to year, as do the Company's largest customers. For the year ended June 30, 1993, three customers accounted for 26%, 21%, and 18% of total revenues. For the year ended June 30, 1994, five customers accounted for 15%, 15%, 12%, 11%, and 11% of total revenues. For the year ended June 30, 1995, five customers accounted for 31%, 15%, 9%, 9% and 8% of total revenues.
No other customer accounted for 5% or more of sales in any of these years. In view of the Company's expanded customer base and the nature of its markets, management does not believe that the failure of any of its customers to place orders for delivery in any given year would necessarily have a material adverse effect on the Company. However, the permanent loss of one or more of its historically significant customers might have such an effect.

Competition


    The Company believes that the principal competitive factors in the markets it has entered are cost of ownership, product performance (features, benefits and reliability), user-friendliness (ease-of-use, minimal specialized training required and technical support), safety (worker and product), and service. The Company believes that its products offer advantages in each of these areas. Price competition among automation suppliers is intense. Accordingly, one of the Company's strategic objectives is being the low cost supplier of specialized automation work cells for the applications and markets it serves.

    There are many robotics companies in the United States, certain of which offer conventional single-arm robots to the electronic and light manufacturing markets. These companies include Adept Technology, Inc., and Seiko U.S.A. The Company also competes with manufacturers of dedicated assembly equipment designed to perform specific assembly tasks. A multi-tool robot, similar in construction to the MEGA 1 and advertised to employ automatic collision avoidance, has recently been marketed by a competitor. There can be no assurance that this or, in the future, any other competitor will not develop or introduce products with price and performance characteristics comparable or superior to those offered by the MEGA 2. Each of the Company's competitors has substantially greater financial and other resources and capabilities than the Company.

    The Company monitors the introduction of new products for possible infringement upon its patents or other proprietary rights and is currently pursuing an inquiry into possible patent infringement by the newly-introduced product referred to above. The Company considers the company which introduced this product to be a potentially material competitor primarily in the electronic and light manufacturing applications. (See Patents, Trademarks and Trade Secrets below).

Customer Support


    The Company's customer support program begins at the pre-sales phase with customer consultation regarding application and project engineering specifications. The outcome of this consultation is incorporated into the Company's sales proposal regarding assembly and delivery of the proposed automation workstation. The Company provides general and specialized class room training to existing or new customers or to prospective customers. The Company also provides on-site installation and set-up training upon delivery of an automation workstation.

    Ongoing hardware and software enhancements to the Company's installed products are provided via service contracts or through individual purchase orders.

Development and Engineering


    The Company does not anticipate significant expenditures for pure research. Instead, the Company will focus on evolving the fundamental linear motor technology into new sizes and shapes for applications in new markets. Accordingly, management plans to pursue the following linear motor and software development projects to enhance its existing products and to develop new products to meet new market opportunities:

    Smaller and lighter.  Management of the Company believes that there are
    -------------------
significant market opportunities for a MEGA work cell whose controls fit inside a pedestal style personal computer or are integrated into boards for use in a personal computer which could operate in a desk top frame assembly. Such systems require significantly lighter payloads than the Company's traditional products. Accordingly, less complex and lighter automatic tools requiring smaller and lighter linear motors can be used.

    Vertical operation.  The automotive and appliances automatic inspection
    ------------------
markets have several high volume applications that require movement and positioning on vertical platens. This configuration would require larger linear motors to assure the same positioning and repeatability accuracy achieved with horizontal platens.

    Open system software.  While the Company's core software contains patented
    --------------------
proprietary collision avoidance algorithms, further market opportunities exist in the area of open systems. The automation workstation operates under Microsoft Windows(R) and the Company intends to assemble a suite of Windows compatible data base, graphics, simulation, statistical quality control and networking applications for factory or laboratory tasks. The Company has already benefited from this open system strategy in the development of its automatic inspection automation workstation. The Company's Windows based PC operating software was readily installed on a different hardware platform to work collaboratively with the operating software from another company.

    Application development.  The Company's strategy is to market its products
    -----------------------
in vertical market and product segments as a specialized automation workstation rather than as a generalized, flexible automation work cell. Each vertical market or product segment requires some specialized product development to complete the product offering so that it is a "plug-and-play" device. One such application presently under development is a high-speed titration automation workstation for research laboratories and pharmaceutical companies.

    As of June 30, 1995, four people of a total of thirty-three Company employees are focused primarily on development and engineering in one of the above areas. Since 1989 the Company has invested an aggregate of $2.1 million in research, development and engineering.

Backlog and Terms of Sale


    As of June 30, 1995, the Company had a backlog of approximately $2,400,000, compared to $2,145,000, as of June 30, 1994. Most of the backlog may be extended or cancelled by the customer subject to, in certain cases, any extension or cancellation charges. The level of order backlog at any particular time is not necessarily indicative of the future operating performance of the Company. The Company expects to be able to fill substantially all of the orders in backlog by the end of the current fiscal year.

    During fiscal 1994 the Company negotiated a letter of intent with a major healthcare supplier (the "healthcare supplier") for the Company to supply, for approximately $4.5 million, one hundred MEGA 2 single tool systems for automating operations in six regional clinical laboratories (approximately 16 MEGA 2 systems for each clinical laboratory). The letter of intent contemplated delivery and installation of the one hundred MEGA 2 systems over a twenty-two month period commencing February, 1995. During fiscal 1995 the potential value of this order increased to approximately $9.5 million upon the customer's request to provide engineering services and specialized versions for the original one hundred MEGA 2 systems. The Company received a firm order for delivery of sixteen units for the first laboratory. Fourteen MEGA 2 systems and engineering services generated revenues of approximately $1.2 million in fiscal 1995 related to this order.

    Pricing for this order for the first laboratory was based upon the contemplated sale of one hundred MEGA 2 systems over the twenty-two month period. The Company was recently informed by the healthcare supplier that they will be unable to adhere to the original twenty-two month delivery and installation schedule and that they are unable to commit to a firm delivery and installation schedule for the additional five laboratories at the present time. Under the parties agreement, the healthcare supplier is currently responsible for additional charges related to the first sixteen MEGA 2 systems as a result of the delay of future shipments.

    The Company's product is customized capital equipment, for which the standard payment terms are 30% with the order, 60% upon shipment, and 10% upon acceptance at the customer's site. Other terms, including full payment at net 30 days, have been individually negotiated. The amount of customer deposits is therefore not indicative of the potential revenue for the coming period.

    Integrated automation workstations are customized to meet each customer's specifications which must be demonstrated to the customer prior to shipment. The Company guarantees performance with repair services, and support for six months and, in some cases, warrants parts for twelve months. Customer orders can be canceled or delayed subject to stated cancellation or extension fees.

Manufacturing and Suppliers


    The Company's manufacturing operations consist primarily of integrating the Company's software with individual components manufactured by third parties and final assembly and test. With a low level of vertical integration, the Company believes it gains significant manufacturing flexibility, while achieving the lowest possible total product costs.

    In certain cases, the Company requires specialized designs but the detailed fabrication technology is best provided by third party manufacturers. Subassemblies which fall into this category include platens for use in all products and specialized control cabinets for use in individual market segments.

    Certain select assemblies require that the Company is intimately involved with third parties and their detailed manufacturing processes. This is the case with linear motors where the Company has not discovered readily available fabrication technology in the marketplace that suits its rigorous performance requirements without its involvement.

    Since its inception the Company has focused on improving the performance, reliability, and delivery of its core technologies (linear motors and platens). The Company has reemphasized this focus to prepare for growth and to reduce manufacturing cycle time and inventory requirements. The Company purchases a number of component parts and assemblies from single source suppliers and alternate suppliers are being qualified for such component parts and assemblies. Significant delays or interruptions in the delivery of components or assemblies by suppliers, or difficulties or delays in shifting manufacturing capacity to new suppliers could have a material adverse effect on the Company.

Financial Information Relating to Domestic and Foreign Sales

                                           1995        1994        1993
                                           ----        ----        ----
    Net revenues by country:
         United States................. $3,063,308  $2,878,510  $5,099,688
         Canada and North America......    879,800     137,261     785,431
         Europe, Singapore and Japan...     70,796      78,601     248,225
                                            ------      ------     -------
              Totals................... $4,013,904  $3,094,372  $6,133,344
                                        ==========  ==========  ==========

    All revenues and collections are in US dollars. The Company's entire operation and all assets are based in the United States.

Technology Development and Licensing Program


    The Company has entered into agreements whereby the Company's technology may be licensed to customers for specific applications other than those directly applicable to the Company's core business. While the agreements differ in details, they each contain provisions whereby the Company's technology is provided to the customer under a license for a very specific application and provides for the payment of royalties based on future commercial utilization under the license. To date, three licenses have been granted by the Company but no royalties have been received thus far. During 1995, the Company received and recorded $300,000 in licensing fee revenue from one customer for an application specific technology license.

Patents, Trademarks, and Trade Secrets


    The Company considers certain elements of its hardware and software to be proprietary and seeks to protect its technology through a combination of patents, copyrights, trade secrets, confidentiality and other agreements. The Company deems it patents and patent applications to be materially important to its business. However, the Company also believes that its success depends upon its trade secrets and proprietary know-how, its innovative skills and technical competence and marketing abilities of its employees. The Company believes that the steps it has taken to protect this proprietary technology are of material benefit in protecting its business. However, there can be no assurance that the above measures will be adequate to protect this proprietary technology.

    The Company has been issued fourteen U.S. patents one of which is a patent that covers the features of a programmable, multiple-head, automation work cell using collision avoidance to simultaneously pick and place an inventory of elements; and one of which covers the collision avoidance for a multiple automatic tool system. Six of the patents cover various design aspects of two-dimensional linear motors, four of the patents cover various design aspects of the automatic tools, and the remaining two patents cover various design aspects of the platen. The Company has an application pending for one additional U.S. patent, and has applications pending for thirteen foreign patents including six patent applications in the European patent office (covering the United Kingdom, France, Italy and Germany) and seven in Japan.

    The Company deems its patents and patent applications to be materially important to its business, but believes that trade secrets and other proprietary know-how are of even greater importance. The Company's U.S. patents expire from 2006 through 2011.

    The Company monitors the introduction of new products and has taken such actions as it deems advisable and practicable when it believes that such new products may infringe upon its patent or other proprietary rights. The Company is pursuing discussions with the manufacturer of the software employed in a recently-developed product advertised to employ anti-collision software to determine whether the Company's proprietary rights are being infringed. Such inquiry may lead to formal action by the Company, a licensing arrangement or no action, depending upon the Company's evaluation.

    The Company has registered several trade names, trademarks, and servicemarks with the U.S. Patent and Trademark Office, including "Megamation", "MEGA 1", "M1", and "MEGA 2". The Company's software products are copyrighted and generally licensed to customers pursuant to a license agreement that restricts the use of the products to the customer's own internal purposes on a designated automation workstation.

Employees


    As of June 30, 1995, the Company employed 33 persons on a all full-time basis. Of these persons, 4 were in development and engineering, 3 in marketing, sales, and support, 21 in manufacturing operations, applications and project engineering, and 5 in general administration and finance. None of the employees are covered by a collective bargaining agreement and the Company believes its relations with its employees to be good.

Compliance with Environmental Regulations


    The Company believes that it is in compliance with all local, state, and federal environmental regulations, and further believes that such compliance has no material impact on the Company's operating results or financial position.

ITEM 2.  FACILITIES.


    The Company's administrative, engineering, and manufacturing facilities occupy approximately 10,000 square feet of space in a multi-tenet building in West Windsor Township, NJ, under a lease currently expiring October 31, 1995 but renewable until December 31, 1995. The annual base rent is approximately $93,000 per year plus janitorial costs and real estate taxes. The Company's facilities are well maintained. The Company is currently conducting a search for a facility that will accommodate an increase in the Company's manufacturing requirements. Management of the Company does not anticipate encountering any significant difficulty in finding a suitable facility and does not anticipate that a relocation will have a material adverse impact on the Company's operating results or financial position.

ITEM 3.  LEGAL PROCEEDINGS.

    None

ITEM 4.  SUBMISSION OF MATTERS TO VOTE OF SECURITY HOLDERS.

    None.


EXECUTIVE OFFICERS OF REGISTRANT

Name                         Age  Title
- ----                         ---  -----
Gerald W. Klein............   47  President and Chief Executive Officer,
                                  Treasurer and Chief Financial Officer,
                                  Director

Richard J. Kornblum........   51  Vice President and Chief Operating Officer,
                                  Director

Thomas D. Schmidt..........   42  Vice President

Thomas W. Murphy...........   37  Controller and Chief Accounting Officer


                                    PART II

ITEM 5.  MARKET FOR REGISTRANT'S COMMON STOCK AND RELATED STOCKHOLDER MATTERS.

(a)  Market Information

       The Company's Common Stock is traded over the counter under the symbol MEGI, with market-makers submitting quotations in the so-called "pink sheets", and through National Association of Securities Dealers' automated Over-the-Counter Bulletin Board. The prices represent quotations in the Over-the-Counter market as compiled by the National Quotation Bureau, Inc. The quotations reflect inter-dealer prices without retail markup, markdown, or commission and may not necessarily represent actual transactions.

       The following table shows the reported high and low bid prices of the Company's Common Stock for each quarter of the prior two fiscal years beginning on July 1 and ending on June 30:

                                               Bid
                                         --------------

                                           High    Low
                                         -------  -----
 Fiscal 1994
- ----------------
 First Quarter............................ $.344  $.063
 Second Quarter........................... $.260  $.063
 Third Quarter............................ $.270  $.010
 Fourth Quarter........................... $.130  $.010
   .......................................
 Fiscal 1995
- -----------------
 First Quarter............................ $.240  $.063
 Second Quarter........................... $.220  $.010
 Third Quarter............................ $.190  $.031
 Fourth Quarter........................... $.375  $.050


(b)  Holders

       At June 30, 1995, the number of shares of Common Stock of the Company issued and outstanding was 14,358,666, held by 421 record holders thereof.

(c)  Dividends

       No cash dividends or distribution on the Company's Common Stock has been paid and it is not anticipated that any will be paid in the foreseeable future. The Company is prohibited under the terms of its bank line of credit and other credit instruments from the payment of cash dividends or from purchasing or retiring any of its capital stock.

ITEM 6.  SELECTED FINANCIAL DATA.


       The following is selected financial data for the Company for the five years ended June 30, 1995. All per share calculations are based on the weighted average number of common shares outstanding during the year.

                                                                 Years ended June 30,
                                          -----------------------------------------------------------------
                                                   (in thousands, except share and per share data)

Operating Data                                   1995          1994          1993         1992         1991
                                                 ----          ----          ----         ----         ----

Revenues............................           $4,014        $3,094        $6,133       $6,307       $2,962
Cost of revenues....................            4,191         2,492         4,487        4,963        2,493
Research and development............              352           381           295          165          124
Net loss............................           (1,991)       (1,107)         (155)        (613)      (1,629)

Net loss per common share...........            $(.14)        $(.08)        $(.01)       $(.07)       $(.18)
Weighted average common shares
 outstanding........................       14,207,982    13,343,324    12,352,749    9,406,000    9,106,000

                                                                   As of June 30,
                                          -----------------------------------------------------------------
                                                                   (in thousands)

Financial Position Data                          1995          1994          1993         1992         1991
                                                 ----          ----          ----         ----         ----

Current assets......................           $1,873        $1,712        $2,504       $2,074       $2,421
Working capital (deficiency)........           (2,833)         (726)          522          427          856
Net plant and equipment.............              274           126           164          131          129
Total assets........................            2,513         2,132         2,913        2,409        2,724
Current liabilities.................            4,706         2,439         1,982        1,647        1,565
Long-term debt......................              -0-           -0-           230        1,700        1,750
Shareholders' equity (deficit)......           (2,193)         (307)          701         (938)        (591)

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

Liquidity and Capital Resources

Working capital

       The Company has experienced significant negative cash flows from operations in fiscal 1995 and 1994 primarily due to insufficient revenues relative to cost and expense levels; a declining gross profit margin; and a larger percentage of the longer term large integrated projects accounted for on the percentage of completion method versus shorter term projects. Additionally, substantial costs have been incurred associated with the development of the MEGA 2 system (See "Results of Operations"). At June 30, 1995 and 1994, the current liabilities exceeded the current assets of the Company by approximately $2,833,000 and $726,000, respectively.

       In July 1994, the Company estimated that it would require approximately $800,000 of additional working capital to finance its fiscal 1995 operations and in August 1994, the Company's Bank Line of Credit was increased from $1,000,000 to $1,700,000. The increase in the borrowing limit under the Bank Line of Credit resulted from the Company's two principal stockholders increasing their secured guarantees to the bank. In addition these stockholders each purchased shares of common stock generating net proceeds of $105,000. The Company found it necessary to borrow the entire $700,000 available on the Bank Line of Credit and an additional $500,000 from the two principal stockholders in order to fund operations through February 1995.

       On March 3, 1995, the Company entered into an agreement with its principal stockholders to provide an additional $800,000 in the form of short term loans through June 30, 1995 provided there were no material changes in the Company's cash flow from operations as forecast at March 3, 1995. In addition, past due interest of approximately $125,000 under the existing Term Loans with the stockholders was deferred until July 1, 1995. On May 12, 1995, the Company obtained an agreement for the extension of its Term Loans and Bank Line of Credit until January 1, 1996. Additionally, the May 12, 1995 agreement modified the lending terms of the March 3, 1995 agreement whereby the principal stockholders provided $700,000 in the form of short term loans and deferred $100,000 of unpaid interest until January 1, 1996. Under the March 3, 1995 Agreement the parties stated their intention that the $800,000 of loans would be converted to shares of the Company's capital stock on terms and conditions to be agreed upon among the parties as soon as practicable. In addition, the Company is considering possible means of equity financing to provide it with adequate working capital to fund its efforts to increase revenues in fiscal 1996. The Company also intends to seek an extension of its Term Loans and its Bank Line of Credit beyond the January 1, 1996 maturity in conjunction with a conversion to equity of the $800,000 of Loans from its principal stockholders. There are no understandings or agreements with respect to any of the foregoing nor can there be any assurance that any of the foregoing can be accomplished.

       The Company believes that it will have adequate resources to fund operations through January 1, 1996. However, the Company is in violation of various covenants under the Term Loans and its Bank Line of Credit, and would not be able to repay these loans on demand or at maturity. There can be no assurance that even if the Term Loans and Bank Lines of Credit are extended the Company will have adequate capital resources to fund operations beyond January 1, 1996.

Cash Used in Operations

       The principal changes causing the $2,107,000 increase in the negative working capital condition between June 30, 1994 and June 30, 1995 were increases in borrowings under the Bank Line of Credit and Term Loans, accounts payable, and customer deposits which were partially offset by increases in accounts receivable and cash. The increases in the Bank Line of Credit and Term Loans and the decrease in inventory are discussed in the captions, "Cash Provided by Financing Activities" and "Revenues and Cost of Revenues", respectively.

       In 1993 the Company undertook the design and development of the MEGA 2. Approximately $181,000 was expended on the development of the MEGA 2 during fiscal 1994. Development of the MEGA 2 continued during fiscal 1995 adding such features as multiple head capability previously available only in the MEGA
1. The Company incurred additional costs of approximately $75,000 during the 1995 fiscal year to complete development of the MEGA 2.

Cash Used for Investing Activities

       The Company purchases property and equipment, mainly computers, manufacturing tools and test gear, as required to support its manufacturing operations and development efforts. Property and equipment purchases were higher in fiscal 1995 than fiscal 1994 primarily as a result of the purchase of an integrated computer system for a new management information and control system. Additionally, six MEGA units with a book value of $183,000 were reclassified from inventory to property and equipment. These systems are used for development, testing and training. Expenditures for patents include the legal and administrative costs of filing with the US and various foreign patent offices. During fiscal 1995 the Company invested approximately $76,000 in a new management information system. During 1996 an additional $75,000 will be invested in additions to the management information system and a new phone system. Otherwise the Company anticipates that fixed asset expenditures will continue in the same areas and at the same average rate as in the past three years.

Cash Provided by Financing Activities

       Cash from financing activities was provided during fiscal 1995 through the sale of common stock and from proceeds on debt instruments. At June 30, 1995, borrowings under the Term Loans were due to the two guarantors of the Company's Bank Line of Credit with interest payable quarterly at prime plus 4% to a maximum annual rate of 12%, with the principal due January 1, 1996. On December 16, 1994 each lender provided an additional $125,000 in the form of additional Term Loans. At the same time, the due dates of the previous Term Loans were extended to June 30, 1995. As of May 12, 1995, the Company obtained an agreement under which the Term Loans and Bank Line of Credit were extended to January 1, 1996. In connection with the Term Loans, one of the lenders was issued warrants to purchase a total of 960,000 shares of the Company's Common Stock at $0.55 and $.50 per share. In addition, the subordinated security interest in the Company's assets, then held by the other Term Loan lender, was modified to include the Term Loans from both guarantors on a pari passu basis. In consideration of the foregoing modification, the other lender was given a warrant to purchase 72,000 shares of the Company's Common Stock for $0.55 per share and, in consideration of the additional term loans, warrants to purchase 500,000 shares of the Company's Common Stock for $.50 per share.

       On July 28, 1993, the Company sold 200,000 shares of Common Stock for $100,000, pursuant to a Subscription Agreement with one of the Company's principal stockholders. A total of 936,000 shares (including the 200,000 shares sold in the current year) were sold during the period between September 4, 1992 and September 30, 1993, when the Subscription Agreement expired. In August 1994, the Company's two principal stockholders each purchased 500,000 shares of Common Stock. Net proceeds to the Company were $105,000.

       On May 12, 1994, the Company entered into a Credit and Security Agreement ("Bank Line of Credit") with a New Jersey Bank with a borrowing limitation of $1,000,000 to replace its previous credit facility. The guarantors of the previous credit facility each agreed to guarantee one-half of the outstanding balance, and executed a new Guarantee Agreement with the Company and the New Jersey bank. The Bank Line of Credit currently has a renewal date of October 1, 1995 which date is expected to be extended to January 1, 1996 pursuant to an agreement dated May 12, 1995. On May 12, 1994, the Company borrowed $755,453 and repaid and terminated the previous credit facility. Substantially all of the Company's assets are pledged as collateral for the Company's obligations under the Bank Line of Credit and the Term Loans are subordinated to the Bank Line of Credit. On August 18, 1994, a further agreement was made with the guarantors and the New Jersey Bank to increase the maximum allowable borrowing to $1,700,000 subject to a borrowing formula that limited borrowings to certain percentages of outstanding trade receivables and customer purchase commitments, with a maximum allowable balance of $1,700,000.

      At June 30, 1994, borrowings under the Bank Line of Credit and the Term Loans were $1,000,000 and $460,000, respectively. At June 30, 1995, borrowings under the Bank Line of Credit and the Term Loans were $1,700,000 and $1,760,000, respectively. See Notes 5 and 12 of Notes to Financial Statements.

Results of Operations

Year Ended June 30, 1995 Compared to the Year Ended June 30, 1994

Revenues and Cost of Revenues

      Revenues for the year ended June 30, 1995 (the "current year") were $4,014,000 compared to $3,094,000 for the year ended June 30, 1994, (the "last year"), an increase of 29.7%. Four MEGA 1 and nineteen MEGA 2 systems were shipped to customers during the current year generating revenues of $2,482,000 versus seven MEGA 1 systems and one MEGA 2 system shipped during last year. Revenues for the current year included $1,545,000 of revenue recognized from percentage of completion of long-term projects, other revenues (primarily service, spare parts, engineering and training) of $1,232,000; and a one-time, application specific technology license fee of $300,000. Last year's revenues included $1,694,000 of revenues recognized from percentage of completion of long-term projects and $1,400,000 of other revenue.

      Cost of revenues for the current year were 104.4% of revenues compared to 80.5% of revenues last year. During the fourth quarter of fiscal 1995 management determined that it would cease marketing and selling the MEGA 1 product line. Cost of revenues during the current year include a charge of $707,000 related to the MEGA 1 product line. Four large, long term integration projects accounted for using the percentage of completion method were delivered during the current year on which cost of revenues exceeded revenues. In most cases, completion of these projects had been substantially delayed from their originally scheduled delivery dates. Management determined that extraordinary efforts would be made to complete these projects and deliver them to customers and unbudgeted costs were incurred as a result. During the previous fiscal year, the Company had determined to undertake custom integration work which it believed would be a new revenue source and provide a greater level of control over the ability of the MEGA 1 to meet customer's needs. During the current fiscal year, the Company has found that with its limited financial and human resources, it is difficult to respond in a timely and cost effective way to the frequent changes in system specifications which occur as customers refine and revise their requirements for integrating the Company's systems and the associated equipment into the customer's production facility.

      Because of its experience during the current year and because the Company's new MEGA 2 systems are significantly lower in cost and complexity than the MEGA 1 - which factors ameliorate the Company's concerns about maintaining control of integration projects - the Company currently intends to rely primarily on independent systems integrators to implement the Company's systems in large, long term integration projects. The exceptions to this guideline are for large customers that offer the potential for significant repeat business and thereby justify the engineering effort and risk associated with these large projects. The Company is currently assembling two systems that are scheduled to be completed and shipped during the first quarter of fiscal 1996 ending September 30, 1995. These systems do not require integration into the customers production facility but do require a degree of customization.

Operating Expenses

       Operating expenses decreased 5.1% or $81,000 in the current year from last year and represented 37.6% of revenues in the current year versus 51.4% last year. The decrease in operating expenses was due to lower selling and research and development expenses partially offset by an increase in general and administrative expenses.

       Selling expenses decreased 29.1% to $385,000 during the current year from $543,000 during last year. The decrease in selling expenses was primarily the result of lower commission expenses, salary related expenses, travel, and trade show costs of $54,000, $60,000, $18,000, and $21,000, respectively.

       Research and development expenses decreased 7.5% or $28,000 primarily due to reductions in salaries and related expenses and outside contractor costs.

       General and administrative expenses increased 15.8% or $105,000 primarily due to salaries and related expenses and professional services fees increasing $93,000 and $12,000, respectively. The increase in salaries resulted primarily from additions to the Company's senior management and severance costs. The increase in legal expenses resulted primarily from increased general counsel consultations relating to general corporate matters in the current year.

Interest Expense

       Interest expense increased by 155.7% or $185,000 during the current year compared to last year. The change is due to increases in the Company's Bank Line of Credit and Term Loan borrowings, (See Liquidity and Capital Resources-Cash Provided by Financing Activities.)

Net Loss

       The net loss for the current year of $1,991,000 compared to a net loss of $1,107,000 for last year. The loss per share for the current year was $0.14 compared to a loss of $0.08 per share during last year. The reason for the increase in the loss during the current year compared to last year was primarily the decline in the gross profit resulting from the write-off of obsolete MEGA 1 inventory and large platen scrap charges; the recognition of higher than expected costs and expenses on several large, long term integration projects that were completed during the current year; and the increased interest and debt expenses which were partially offset by the decrease in the operating expenses.

       The increase in average common shares outstanding during the current year resulted from the sale of 1,000,000 shares on August 25, 1994.

       At June 30, 1995, the Company had approximately $6,867,000 in Federal income tax loss carryforwards which expire through the year 2010. These losses would generally be available to offset future taxable income, if any. The utilization of Federal income tax loss carryforwards in any year is subject to limitation if the Company experiences a certain level of changes in ownership over any three year period. Management has recently determined that the effects of changes in ownership through June 30, 1995 have not had a material effect on the future utilization of the Company's operating loss carryforwards. However, there have been substantial changes in ownership during the prior three year period and future changes in ownership could result in a substantial limitation on the amount of operating loss carryforwards which the Company would apply in any one year to offset income.

Results of Operations

Year Ended June 30, 1994 Compared to the Year Ended June 30, 1993

Revenues and Cost of Revenues

       For the fiscal year ended June 30, 1994, revenues were $3,094,000, a 50% decline from the $6,133,000 in 1993. A total of seven MEGA 1 systems were shipped during fiscal 1994 as opposed to twenty-two in fiscal 1993. Additionally, there were five longer term contracts which were accounted for by the percentage-of-completion method ranging from approximately 1.8% to 43.5% complete, contributing $306,000 to revenue and $62,000 of operating income. Of the seven units shipped in fiscal 1994 one was to an existing customer and 6 were initial sales to new customers. One MEGA 2 system was shipped in fiscal 1994 to a new customer in a new market and application. Revenues and units shipped declined during fiscal 1994 primarily due to the loss of anticipated business from a customer which suspended a substantial automation project for business reasons and from another customer due to difficulties which arose in the implementation of the first phase of a project involving the Company and a third party systems integrator. In addition, revenues were adversely affected by delays in completing a number of projects involving substantial customization.

       In fiscal 1994, costs of revenues were $2,491,000, or 80.5% of revenues, against $4,487,000, or 73.2% in fiscal 1993. The 7.3% decline in the gross profit percentage resulted primarily from the fixed overhead costs being absorbed by the fewer number of finished systems being shipped in 1994 versus 1993, (seven versus twenty-two, respectively). Additionally, one large integration project achieved a 5% gross margin because it was for a new application.

Operating Expenses

       Selling expenses decreased by approximately 10%, $543,000 in fiscal 1994 from $600,000 in fiscal 1993. This was due to lower commissions resulting from lower net sales.

       Research and development ("R&D") expenses increased $86,000 or 29.2% during 1994. This increase was almost entirely due to the development of the next generation (the MEGA 2) automated single and multiple automatic tool assembly systems.

       General and administrative expenses decreased approximately 6%, $668,000 in fiscal 1994, from $708,000 in fiscal 1993. The change was caused primarily by a decrease in salaries and professional fees of $115,000 and $10,000, respectively. These decreases were partially offset by an increase in bad debt expense of $52,000.

       The Company's agreement with the guarantors of the Bank Line of Credit requires the Company to stay within certain general and administrative expense limits. Expenses in fiscal 1994 were within the required limits set forth in the Guarantee Agreement.

Interest Expense

       Interest and debt expenses for fiscal 1994 were $119,000, which includes $109,000 of interest expense, $2,000 of interest income, and $11,000 of debt restructuring costs. Interest and debt expenses for fiscal 1993 were $199,000, which includes $131,000 of interest expense, $3,000 of interest income, and $71,000 of debt restructuring costs. The decrease in interest expense from fiscal 1993 to fiscal 1994 was due to savings associated with a Debt Reduction. Debt restructuring costs refers to the amortization of costs incurred as part of a restructuring on April 11, 1991, the greatest portion of which was amortized during fiscal 1992. In fiscal 1993, the $43,000 remainder was amortized, along with the additional costs of the Debt Reduction. During 1994, $11,000 was amortized arising from additional costs related to the new line and term loan financing.

Net Loss

       Net loss for fiscal 1994 was $1,107,000, compared to $155,000 in 1993. The net loss per common share was $0.08 for fiscal 1994, and $0.01 for 1993, calculated on the weighted average shares outstanding of 13,343,324 and 12,352,749, respectively.

ITEM 8.  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA



                                              Page
                                              ----
Reports of Independent Public
 Accountants:

    KPMG Peat Marwick LLP..................   21

    Deloitte & Touche LLP..................   22

Financial Statements:

    Statements of Financial Position -
     June 30, 1995 and 1994................   23

    Statements of Operations for the
     years ended June 30, 1995,
     1994, and 1993........................   24

    Statements of Cash Flows for the
     years ended June 30, 1995, 1994,
     and 1993..............................   25

    Statements of Shareholders' Deficit
    for the years ended June 30, 1995,
    1994, and 1993.........................   26

    Notes to Financial Statements..........   27

Financial Statement Schedule:

    Schedule II Valuation Accounts.........   36


Independent Auditor's Report


The Board of Directors and Shareholders
Megamation Inc.:

We have audited the accompanying statement of financial position of Megamation Inc. as of June 30, 1995, and the related statements of operations, cash flows and shareholders' deficit for the year then ended. In connection with our audit of the financial statements, we have also audited the financial statement schedule, for the year ended June 30, 1995, as listed in the accompanying index. These financial statements and the financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Megamation Inc. as of June 30, 1995, and the results of its operations and its cash flows for the year ended June 30, 1995, in conformity with generally accepted accounting principles. Also in our opinion, the related 1995 financial statement schedule, when considered in relation to the basic financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.

The accompanying financial statements and financial statement schedule have been prepared assuming that the Company will continue as a going concern. As discussed in Note 12 to the financial statements, the Company has incurred significant net losses, is in default under certain borrowing agreements, is in a negative working capital position and has a net shareholders' deficit at June 30, 1995, all of which raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 12. The financial statements and financial statement schedule do not include any adjustments that might result from the outcome of this uncertainty.


KPMG Peat Marwick LLP

Philadelphia, Pennsylvania
August 11, 1995

INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Shareholders
 of Megamation Inc.
Princeton, New Jersey


We have audited the statement of financial position of Megamation
Inc. as of June 30, 1994, and the related statements of operations, cash flows and shareholders' deficit for each of the two years in the period ended June 30, 1994. Our audits also included the financial statement schedule listed in the accompanying index. These financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of Megamation Inc. as of June 30, 1994, and the results of its operations and its cash flows for each of the two years in the period ended June 30, 1994 in conformity with generally accepted accounting principles. Also in our opinion, such financial statement schedule, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

The accompanying financial statements have been prepared assuming that Megamation Inc. will continue as a going concern. As discussed in Note 12 to the financial statements, the Company's losses and negative cash flows from operations raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in
Note 12. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.



DELOITTE & TOUCHE LLP

December 29, 1994 (March 3, 1995 as to Notes 5 and 12)
New York, New York

                        Statements of Financial Position

                                                  June 30,
                                          -------------------------
                                             1995          1994
                                          -----------   -----------
ASSETS
Current assets:
    Cash................................     $264,225        $7,417
    Trade receivables, net of allowance
       for doubtful accounts of $40,544
       and $65,658......................      700,191       259,129
    Costs and estimated earnings on
       uncompleted contracts, net of
       customer deposits (Note 3).......          -0-       178,056
    Inventories (Note 2)................      886,896     1,215,890
    Prepaid expenses and other current
     assets.............................       21,614        51,892
                                               ------        ------
       Total current assets.............    1,872,926     1,712,384
Property and equipment, net (Note 4)....      273,933       125,639
Other assets:
    Patents, net (Note 1)...............      306,960       258,424
    Other assets........................       59,066        35,632
                                               ------        ------
                Total assets............   $2,512,885    $2,132,079
                                           ==========    ==========

LIABILITIES AND SHAREHOLDERS' DEFICIT

Current liabilities:
    Revolving bank line of credit
    (Note 5)............................   $1,700,000    $1,000,000
    Term loans, related parties (Note 5)    1,760,000       460,000
    Accounts payable....................      805,039       580,508
    Accrued warranty costs..............       89,927        90,585
    Accrued interest payable (Note 5)...       21,222        55,313
    Customer deposits on uncompleted
       contracts, net of costs and
       estimated earnings (Note 3)......          -0-       147,079
    Other customer deposits.............      253,937         1,260
    Accrued payroll and related expenses       75,644       103,942
                                               ------       -------
       Total current liabilities........    4,705,769     2,438,687

Commitments (Note 6)....................

Shareholders' deficit, (Notes 7, 8 and 12):

    Preferred stock, $0.01 par value;
       1,000,000 shares authorized
       no shares issued or outstanding..          -0-           -0-
    Common stock, $0.01 par value;
       25,000,000 shares authorized,
       14,358,666 and 13,358,666 shares
       issued and outstanding,
       respectively.....................      143,587       133,587
     Additional paid in capital.........    5,756,744     5,661,744
     Accumulated deficit................   (8,093,215)   (6,101,939)
                                           ----------    ----------
       Total shareholders' deficit......   (2,192,884)     (306,608)
                                           ----------      --------

               Total liabilities and
                and shareholders'
                deficit.................   $2,512,885    $2,132,079
                                           ==========    ==========

    The accompanying notes are an integral part of the financial statements.

                            Statements of Operations

                                                    Years ended June 30,
                                        -----------------------------------------
                                             1995          1994          1993
                                        -------------   -----------   -----------
Revenues (Note 1).......................   $4,013,904    $3,094,372    $6,133,344

Cost of revenues........................    3,484,032     2,491,838     4,487,104
                                           ----------    ----------    ----------

Inventory write-off relating to
 discontinued products (Note 2).........      707,404           -0-           -0-
                                           ----------    ----------    ----------

    Gross profit/(loss)...............       (177,532)      602,534     1,646,240

Selling expenses........................      384,595       542,585       600,224

Research and development expenses.......      352,226       380,659       294,573

General and administrative expenses.....      773,296       667,862       707,901
                                              -------       -------       -------

    Total operating expenses............    1,510,117     1,591,106     1,602,698
                                            ---------     ---------     ---------

         Operating income (loss)........   (1,687,649)     (988,572)       43,542

Interest expense........................      300,755       109,470       130,781
Interest income.........................       (7,995)       (2,108)       (2,971)
Debt restructuring costs................       10,867        11,373        70,692
                                               ------        ------        ------

    Net loss............................  $(1,991,276)  $(1,107,307)    $(154,960)
                                          ===========   ===========   ===========



Net loss per common share...............       $(0.14)       $(0.08)       $(0.01)
                                               ======        ======        ======

Weighted average common shares             14,207,982    13,343,324    12,352,749
 outstanding............................   ==========    ==========    ==========

    The accompanying notes are an integral part of the financial statements.

                            Statements of Cash Flows

                                                                                                  Years ended June 30,
                                                                                       ----------------------------------------
                                                                                                1995          1994         1993
                                                                                       ----------------------------------------
FROM OPERATING ACTIVITIES:
   Net loss...........................................................................    (1,991,276)   (1,107,307)   (154,960)
   Adjustments to reconcile net loss to cash used in
       operating activities:
   Depreciation and amortization......................................................       135,644        83,609     148,622
   Decrease/(increase) in:
       Trade receivables..............................................................      (441,062)      720,149     129,817
       Costs and estimated earnings on uncompleted
         contracts net of customer deposits...........................................       178,056       (82,795)    (95,261)
       Inventories....................................................................       145,598        55,640    (403,785)
       Prepaid expenses and other current assets......................................        30,278        25,021     (38,037)
       Other assets...................................................................       (23,434)       (2,342)    (18,667)
   Increase/(decrease) in:
       Accounts payable...............................................................       224,531      (393,143)    485,141
       Accrued warranty costs.........................................................          (658)       (6,593)     14,170
       Accrued interest payable.......................................................        65,909        39,317     (45,558)
       Customer deposits on uncompleted contracts, net
        of costs and estimated earnings...............................................      (147,079)      147,079         -0-
       Other customer deposits........................................................       252,677        (6,450)   (130,399)
       Accrued payroll and related expenses...........................................       (28,298)      (33,650)     16,660
                                                                                         -----------   -----------  ----------

   Cash used in operating activities..................................................    (1,599,114)     (561,465)    (92,257)

FROM INVESTING ACTIVITIES:
   Purchases of property and equipment................................................       (75,925)      (30,549)   (102,806)
   Costs of patents...................................................................       (73,153)      (51,890)    (29,911)
                                                                                         -----------   -----------  ----------
   Cash used in investing activities..................................................      (149,078)      (82,439)   (132,717)

FROM FINANCING ACTIVITIES:
   Payments on the revolving bank line
    of credit and debentures..........................................................       (24,979)     (750,000)   (600,000)
   Advances from the revolving bank line of credit....................................       724,979     1,000,000     595,000
   Debt restructuring costs...........................................................           -0-       (10,098)    (27,503)
   Proceeds from term loans...........................................................     1,200,000       230,000       - 0 -
   Proceeds from subscription agreement and warrants..................................       105,000       100,000     323,334
                                                                                         -----------   -----------  ----------

   Cash from financing activities.....................................................     2,005,000       569,902     290,831
                                                                                         -----------   -----------  ----------

(DECREASE)/INCREASE IN CASH...........................................................       256,808       (74,002)     65,857

   Cash beginning of period...........................................................         7,417        81,419      15,562
                                                                                         -----------   -----------  ----------
   Cash end of period.................................................................   $   264,225   $     7,417  $   81,419
                                                                                         ===========   ===========  ==========

SUPPLEMENTAL CASH FLOW INFORMATION:

   Interest paid during the period....................................................   $   227,585   $    70,153  $  176,339
                                                                                         ===========   ===========  ==========
   Non-cash investing and financing activities:
      Inventory reclassified to property and equipment................................   $   183,396   $       -0-  $      -0-
                                                                                         ===========   ===========  ==========
      Accrued interest converted to term loans........................................   $   100,000   $       -0-  $      -0-
                                                                                         ===========   ===========  ==========
   Reduction of indebtedness resulting
    from a debt reduction agreement..................................................    $       -0-    $      -0-  $1,470,000
                                                                                         ===========   ===========  ==========

    The accompanying notes are an integral part of the financial statements.

                      Statements of Shareholders' Deficit

                                              Common Stock             Additional
                                            Par value $0.01              Paid in
                                        -----------------------
                                            Shares      Amount           Capital            Deficit        Total
                                        ------------  ---------       -------------       ------------  -----------
As of June 30, 1992.....................   9,506,000  $ 95,060          $3,806,937        $(4,839,672)  $  (937,675)

Debt Reduction Agreement................   2,916,666    29,167           1,464,167                -0-     1,493,334
Proceeds from the Subscription
 Agreement, (Note 7)....................     736,000     7,360             292,640                -0-       300,000
Net loss................................         -0-       -0-                 -0-           (154,960)     (154,960)
                                        ------------  --------        --------------      ------------  -----------

As of June 30, 1993.....................  13,158,666  $131,587          $5,563,744        $(4,994,632)  $   700,699

Sale of stock pursuant to the Stock
 Subscription Agreement (Note 7)........     200,000     2,000              98,000                -0-       100,000
Net loss................................         -0-       -0-                 -0-         (1,107,307)   (1,107,307)
                                        ------------  --------        --------------      ------------  -----------

As of June 30, 1994.....................  13,358,666  $133,587          $5,661,744        $(6,101,939)  $  (306,608)

Sale of stock (Note 7)..................   1,000,000    10,000              95,000                -0-       105,000
Net loss................................         -0-       -0-                 -0-         (1,991,276)   (1,991,276)
                                        ------------  --------        --------------      ------------  -----------

As of June 30, 1995.....................  14,358,666  $143,587          $5,756,744        $(8,093,215)  $(2,192,884)
                                          ==========  ========          ==========        ===========   ===========


    The accompanying notes are an integral part of the financial statements.

1. SUMMARY OF ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES
   -----------------------------------------------------------

a.  Organization
    ------------

       The Company's principal activities are the design, marketing, and manufacture of programmable, flexible, single and multiple tool, automation work cells for the clinical laboratory, pharmaceutical, automotive, telecommunication, and computer industries.

b.  Revenue Recognition and Contract Costs
    --------------------------------------

       The Company generally recognizes revenue upon the completion of one of the following: (1) the performance of a service, (2) the shipment of product, or
(3) upon customer acceptance of completed units. The percentage of completion method is used for long term contracts generally involving the integration of the Company's products into a customer's production facility. Sales and operating income are recognized as work is performed, based on the relationship between actual labor cost incurred and the total labor cost estimated to be required. At June 30, 1995, there were no long term contracts in process. At June 30, 1994, five long term contracts were in process (completed during fiscal
1995), for which the Company recorded $306,000 in revenue and $67,000 of operating income in fiscal 1995. At June 30, 1993, one long term contract (completed during fiscal 1994) was in process for which the Company recorded $323,000 in revenue and $79,000 of operating income in fiscal 1993.

       Contract costs include all direct material and labor costs and those indirect costs related to contract performance, such as indirect labor, supplies, tools, repairs, and depreciation costs. Selling, general, and administrative costs are charged to expense as incurred. Changes in job performance, job conditions, and estimated profitability, including those arising from contract penalty provisions, and final contract settlements may result in revisions to costs and income and are recognized in the period in which the revisions are determined.

Less than ten percent of the Company's sales are derived from the performance of services.

c.  Inventories
    -----------

       Inventories consist of parts and subassemblies, work-in-process, and completed units which are valued at the lower of cost (first-in/first-out) or market value.

d.  Depreciation and amortization
    -----------------------------

       Depreciation on property and equipment is computed using various methods over the estimated useful lives of the assets. Leasehold improvements are amortized over the lesser of the length of the related lease, or the estimated useful life of the improvement.

       Patent application costs are deferred until a patent is granted, or until the application is abandoned. No patent applications have been abandoned to date. Once a patent is granted the associated costs are amortized using the straight-line method over fifteen years. The Company's patents serve to define the uniqueness of the Company's product and are all believed to have a technological life at least equal to the amortization period. Accumulated amortization of patents at June 30, 1995 and 1994 was $53,040 and $28,423, respectively.

e.  Research and development expenses
    ---------------------------------

       Research and development expenses, net of related reimbursements, are charged to operations as incurred.

f.  Product warranty costs
    ----------------------

       Estimated warranty costs are accrued at the time a sale is recorded. The Company extends a labor warranty of six months, and a parts warranty for twelve months. Reserves for future warranty costs were $89,927, $90,585 and $97,178 for the years ended June 30, 1995, 1994, and 1993, respectively.

g.  Net loss per common share
    -------------------------

       Net losses per common share have been computed using the weighted average number of common shares outstanding during the respective periods. Common stock options and warrants outstanding were not included in the computation as the effect would have been anti-dilutive.

2.  INVENTORIES
    -----------

Inventories are comprised of the following:

                                                          June 30
                                                  ----------------------
                                                     1995        1994
                                                  ----------  ----------
            Parts and subassemblies...............  $786,575  $  872,991
            Work in process.......................   100,321     127,263
            Finished goods........................       -0-     215,636
                                                    --------  ----------
                                                    $886,896  $1,215,890
                                                    ========  ==========

During the third and fourth quarter of the current fiscal year, charges of $56,660 and $650,744, respectively, were made to cost of revenues for inventory related to the discontinued MEGA 1 product line. Additionally, during fiscal 1995, $183,396 of Mega 1 and Mega 2 inventory was reclassified to property and equipment as these units were allocated for use in Mega 1 training and Mega 2 training, demonstration and development.

3.  LONG-TERM CONTRACTS
    -------------------

Details of long-term contracts consist of the following:

                                                                   June 30
                                                            -------------------
                                                              1995      1994
                                                            --------  ---------
            Costs incurred on uncompleted contracts........   $ -0-   $ 312,322
            Estimated earnings.............................     -0-      62,681
                                                              -----   ---------
                                                                -0-     375,003
            Less:  Deposits received.......................     -0-    (344,026)
                                                              -----   ---------
                                                              $ -0-   $  30,977
                                                              =====   =========

            Such amounts are included in the balance sheets under the following captions:

            Costs and estimated earnings on uncompleted
               contracts, net of customer deposits.........   $ -0-  $ 178,056
                                                              =====  =========

            Customer deposits on uncompleted contracts,
               net of costs and estimated earnings.........   $ -0-  $ 147,079
                                                              =====  =========


4.   PROPERTY AND EQUIPMENT
     ----------------------

Property and equipment consist of the following:



                                                               June 30
                                                     -------------------------

                                                           1995         1994
                                                     -------------  ----------

            Factory equipment.......................   $  263,480   $  260,310
            Training, demonstration and development
            systems.................................      183,396          -0-
            Office equipment........................       56,311       58,427
            Leasehold improvements..................       34,479       34,479
            Computers and software..................      190,433      115,562
                                                       ----------   ----------

                                                          728,099      468,778
            Less accumulated depreciation...........     (454,166)    (343,139)
                                                       ----------   ----------

                                                       $  273,933   $  125,639
                                                       ==========   ==========

5.   DEBT
     ----
The Company's debt consists of the following:

                                                               June 30
                                                     -------------------------
                                                           1995         1994
                                                     ------------   ----------

            Revolving bank line of credit...........   $1,700,000   $1,000,000
            Term loans..............................    1,760,000      460,000
                                                       ----------   ----------

                                                       $3,460,000   $1,460,000
                                                       ==========   ==========

       Under Agreements entered into on May 12, 1994, and amended on August 18, 1994, the Company entered into a Credit and Security Agreement (the "Line") with a New Jersey bank secured by trade receivables and guaranteed by two principal stockholders and directors (the "Guarantors") pursuant to a Guarantee Agreement ("Agreement"). The Line provides for maximum borrowings of $1,700,000. Under the terms of the Agreement, the Guarantors each guarantee one-half of the outstanding balance of the Line. The Line imposes borrowing formula limitations of the sum of 85% of trade receivables and 40% of the qualifying open order backlog. At June 30, 1995, the Company was not in compliance with the borrowing limitation requirements under the Line. Borrowings under the Line bear interest at the prime rate (9% and 7.25% at June 30, 1995 and 1994, respectively). Additionally, the Guarantors each receive quarterly fees calculated at a 1.5% annual rate on the average outstanding balance of the Line. The Guarantee fee expense which is included in interest expense was $45,187 and $23,116 for the years ended June 30, 1995 and 1994, respectively. The line expires on January 1, 1996.

       At June 30, 1994, the Term Loan (originally granted on December 21, 1988) was owed to an entity controlled by one of the Guarantors and was scheduled to mature on March 31, 1995. On February 11, 1994, the other Guarantor provided the Company with an additional $230,000 in the form of a New Term Loan, also due on March 31, 1995. In connection with the New Term Loan, the Guarantor was issued a warrant to purchase 460,000 shares of the Common Stock of the Company at $.55 per share. In consideration of extending the due date of the original Term Loan and modifying the security interest in the Company's assets to recognize the co-priority of the New Term Loan, the entity holding the original Term Loan was issued a warrant to purchase 72,000 shares of the Common Stock of the Company exercisable at $.55 per share. No value was assigned to these warrants as the amount was not material. On December 16, 1994, the original Term Loan and the New Term Loan were amended to provide for an additional $500,000 in borrowings from the Guarantors. Additionally, the due dates of both Term Loans were extended to June 30, 1995. Coincident with these amendments, the Company borrowed an additional $250,000. In consideration of the December 1994 amendments, the Guarantors were each issued warrants to purchase 500,000 shares of the Common Stock of the Company at $.50 per share. No value was recorded for these warrants as the amount was not material. In February 1995 the Company borrowed the remaining available $250,000 under the Term Loans.

       The annual interest rate on both Term Loans is prime plus 4% with a maximum annual rate of 12%, payable quarterly in arrears. Substantially all of the Company's assets are pledged as collateral for the Company's obligations under the Term Loans, however the Term Loans have been subordinated to the Line. Provisions of the Line and both Term Loans prohibit the Company from paying cash dividends until these obligations are repaid. The interest rate on the Term Loans at June 30, 1995 was 12%.

       On March 3, 1995, the Company entered into an agreement with its principal stockholders to provide an additional $800,000 in the form of short term loans through June 30, 1995 and the Company borrowed this amount during fiscal 1995. In addition, past due interest of approximately $120,000 under the existing Term Loans with the stockholders was deferred until July 1, 1995. On May 12, 1995, the Company obtained an agreement for the extension of its Term Loans and the Line until January 1, 1996. Additionally, the May 12, 1995 agreement modified the lending terms of the March 3, 1995 agreement whereby the principal stockholders provided $700,000 in the form of short term loans and deferred $100,000 of past due interest on the Term Loans to January 1, 1996. The May 12, 1995 agreement sets forth the parties intention to convert the $700,000 of loans and the $100,000 of deferred past due interest to shares of the Company's capital stock on terms and conditions to be agreed upon among the parties as soon as is practicable. The principal stockholders have indicated their willingness to accomplish such a conversion in connection with a rights offering of common stock to the Company's stockholders. It is management's current intention to pursue such a transaction, however no assurance can be provided that the transaction will be successfully consummated.

       At June 30, 1994 and 1995, the Company was not in compliance with several covenants under the Line and the Term Loans. As of August 11, 1995 such non-compliance was continuing and the agreements entered into on March 3 and May 12, 1995 do not cure the defaults.

6.  COMMITMENTS
    -----------

       Under various licensing agreements, the Company is required to pay royalties on the sales of certain products that incorporate licensed technology. Total royalty expense under such agreements, which is recorded in cost of sales, was approximately $14,800 and $4,500 for the years ended June 30, 1995 and 1994, respectively.

       The Company has an operating lease which expires on December 31, 1995, at an annual base rental of approximately $93,000 plus additional amounts for taxes and maintenance. The Company also has certain operating equipment leases expiring through July 2000.

       Approximate aggregate minimum annual rental commitments (exclusive of real estate taxes and maintenance costs) for fiscal 1996 are approximately $47,000 for space rentals and $6,000 for equipment rentals.

       Rent expense (including taxes and maintenance) aggregated $95,000, $106,000, and $109,000 for the years ended June 30, 1995, 1994, and 1993, respectively.

7.  CAPITAL STOCK
    -------------

a.  Preferred Stock
    ---------------

       The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.01 per share. The preferred stock may be issued in one or more series by the Board of Directors at terms and designations as the Board may fix, including dividend rates, redemption rights, conversion rights, liquidation preferences, and voting rights. No preferred stock has been issued to date.

b.  Common Stock
    ------------

       On September 21, 1989, the Company consummated a public offering of 690,000 units: each unit consisting of five shares of common stock and four Redeemable Common Stock Purchase Warrants. On September 20, 1993, the warrants expired without any having been exercised.

       On September 4, 1992, the Company's principal stockholders executed a Stock Subscription Agreement to purchase up to an additional 1,136,000 shares of Common Stock for an aggregate of $500,000, subject to certain limitations. As of September 30, 1993, the expiration of the Stock Subscription Agreement, 936,000 shares of Common Stock had been sold for a total of $400,000.

       In August 1994, the Company's two principal stockholders each purchased 500,000 shares of Common Stock. Net proceeds to the Company were $105,000.

8.  STOCK OPTIONS AND WARRANTS
    --------------------------

a.  Stock options
    -------------

       Prior to June 30, 1989, the Company granted individual options to purchase an aggregate of 730,000 shares of Common Stock. Of these, 722,000 have expired as of June 30, 1995.

       On May 10, 1989, the Company adopted the 1989 Joint Incentive and Non-Qualified Stock Option Plan ("the 1989 Plan"). Incentive or non-qualified options may be granted to employees and other key persons. In November 1991, an amendment to the 1989 Plan was approved, increasing from 400,000 to 550,000 the total number of shares of Common stock for which options may be granted.

       Under the 1989 Plan, Incentive Stock Options must be granted at not less than 100 percent of the fair value of the Company's Common Stock on the date of the grant, and Non-Qualified Stock Options may be granted at a price determined at the discretion of the Board of Directors, provided that such exercise price may not be less than the par value of the Common Stock. Options granted terminate no later than ten years after the grant date, and subject to certain exceptions, if granted to an employee, are exercisable only during the individual's employment.

       On June 22, 1992, the Board of Directors adopted the 1992 Joint Incentive and Non-Qualified Stock Option Plan ("the 1992 Plan"). The 1992 Plan authorizes the issuance of options to purchase up to 1,000,000 shares of Common Stock under provisions similar to those in the 1989 Plan.

       On May 5, 1995, the Board of Directors adopted, subject to stockholder's approval, the 1995 Joint Incentive and Non-Qualified Stock Option Plan ("the 1995 Plan"). The 1995 Plan authorizes the issuance of options to purchase up to 4,500,000 shares of common stock under provisions similar to those in the 1989 Plan.

       On May 5, 1995, the Company granted options under the new 1995 Plan, subject to approval by stockholders, to purchase a total of 3,452,829 shares to four executives at an option price of $.15 per share vesting in installments of 10%, 20%, 10%, 35%, and 25% from 1995 through 1999. On June 15, 1995 an option for 800,000 shares, previously granted to one of the above executives at $.50 per share, was canceled. The effectiveness of the options granted under the 1995 Plan are subject to approval of the 1995 Plan by stockholders. However, these options are reflected as "granted" in the summary appearing below.

The following is a summary of stock option activity for the three years ended June 30, 1995:

                                       Number of   Exercise price
                                        Shares       per share     Total Price
                                      -----------  --------------  ------------
   Balance, June 30, 1992..........      981,500                   $   674,770
     Expired.......................     (163,000)  $0.667 - $1.00     (110,550)
     Forfeited.....................      (17,200)  $0.35 - $0.375       (6,120)
     Granted.......................      900,000   $0.50 - $0.667      466,700
                                      ----------                   -----------
   Balance, June 30, 1993..........    1,701,300   $ 0.33 - $1.00    1,024,800
     Expired.......................     (177,800)  $ 0.35 - $1.00     (135,900)
     Granted.......................      200,000        $.50           100,000
                                      ----------                   -----------
   Balance, June 30, 1994..........    1,723,500                       988,900
     Expired.......................     (595,500)  $  .33 - $1.00     (355,900)
     Granted.......................    3,452,829        $.15           517,924
     Canceled......................     (800,000)       $.50          (400,000)
                                      ----------                   -----------
   Balance, June 30, 1995..........    3,780,829                   $   750,924
                                      ==========                   ===========
   Exercisable at June 30, 1995....      657,283
                                      ==========

   Future number of shares for which options may be
    granted under the 1989 Plan................................        230,000
                                                                   ===========
   Future number of shares for which options may be
    granted under the 1992 Plan................................      1,000,000
                                                                   ===========
   Future number of shares for which options may be
    granted under the 1995 Plan, (subject to stockholder
    approval noted above)......................................      1,047,171
                                                                   ===========

b.  Common stock warrants
    ---------------------
The following is a summary of common stock warrant activity for the three years ended June 30, 1995:

                                                             Exercise
                                              Number of        Price
                                               Warrants      per Share
                                              ---------      ---------
            Balance, June 30, 1992...........  4,727,500
            Warrants exercised in                            $0.05 and
             connection with a debt
             reduction agreement............. (1,866,666)     $0.55
            Expiration of
             pre-public warrants.............    (67,500)     $1.00
            Expiration of Series C
             Warrant.........................    (33,334)     $0.05


            Additional shares issuable pursuant to
             anti-dilution provisions of warrants
             issued in connection with the Company's
             initial public offering.......................     256,680   $1.83
                                                             ----------
            Balance, June 30, 1993.........................   3,016,680
            Expiration of warrants issued in connection
             with the Company's initial public offering....  (3,016,680)  $1.83
            Warrants issued in connection with Term
             Loans (Note 5)................................     532,000   $0.55
                                                             ----------
            Balance, June 30, 1994.........................     532,000
            Warrants issued in connection with Term
             Loans (Note 5)................................   1,000,000   $0.50
                                                             ----------
            Balance, June 30, 1995.........................   1,532,000
                                                             ==========
9.  INCOME TAXES
    ------------

       The Company adopted Statement of Financial Accounting Standards (SFAS) No. 109 "Accounting for Income Taxes", effective July 1, 1993. The cumulative effect of adopting SFAS No. 109 had no impact on the Company's financial statements.

       SFAS No. 109 provides for, among other things, the recognition of deferred tax assets subject to a valuation allowance. At July 1, 1994, the Company recorded a deferred tax asset of approximately $2,276,000 primarily relating to net operating loss carryforwards ("NOL") which amounted to $5,113,000 at June 30, 1994. Also at July 1, 1994, the Company established a valuation allowance equal to the full amount of the deferred tax asset.

       For the years ended June 30, 1995 and 1994, no income tax expense or benefit was recorded. The Company increased its deferred tax asset by approximately $783,000 and $687,000, for the years ended June 30, 1995 and 1994 respectively, with corresponding increases in the valuation allowance.

       The difference between the NOL for tax purposes of $6,867,000 and the NOL for book purposes of $8,093,000 primarily reflects the net effect of timing differences between the treatment of research and development costs for tax and book purposes. The NOL's expire at various times and in varying amounts through the year 2010.

       These losses would generally be available to offset future taxable income, if any. The utilization of Federal income tax loss carryforwards in any year is subject to limitation if the Company experiences a certain level of changes in ownership over any three year period. Management has recently determined that the effects of changes in ownership through June 30, 1995 have not had a material effect on the future utilization of the Company's operating loss carryforwards. However, there have been substantial changes in ownership during the prior three year period and future changes in ownership could result in a substantial limitation on the amount of operating loss carryforwards which the Company would apply in any one year to offset income.


10.  MAJOR CUSTOMERS AND EXPORTS
     ---------------------------

     For the years ended June 30, 1995, 1994, and 1993, five, five, and three customers accounted for 72%, 64%, and 65% of net sales, respectively. The percentages of net sales represented by each customer approximated 31%, 15%, 9%, 9% and 8% in fiscal 1995; 15%, 15%, 12%, 11%, and 11% in fiscal 1994; and, 26%,
21%, and 18% in fiscal 1993.

     Export shipments in the year ended June 30, 1995 were approximately 24% of net sales, of which 93% were to Canada and 7% were to Singapore. Export shipments in the year ended June 30, 1994 were approximately 7% of net sales, of which 63% were to Canada, 25% were to Japan, and 12% were to Europe. In fiscal 1993 export shipments were approximately 17% of net sales, of which 75% were to Canada and 23% were to Germany.

11.  SELECTED QUARTERLY FINANCIAL DATA (unaudited)
     --------------------------------------------

       Selected unaudited quarterly financial data for the years ended June 30, 1995 and 1994, are as follows ($000's omitted except share and earnings per share):

                                                  Quarter ended
                            -------------------------------------------------------
                                       Q1            Q2            Q3            Q4
                                     9-30         12-31          3-31          6-30
                                     ----         -----          ----          ----
   1995
   ----
   Net sales                       $1,009          $958          $949        $1,097
   Gross profit (loss)                430           175          (193)         (589)
   Net income (loss)                   52          (206)         (666)       (1,170)
   Loss per share                     -0-          (.01)         (.05)         (.08)
   Weighted average shares     13,760,840    14,358,666    14,358,666    14,358,666

   1994
   ----
   Net sales                       $1,048          $841          $810          $395
   Gross profit (loss)                307           202           157           (64)
   Net loss                           (71)         (197)         (242)         (598)
   Loss per share                    (.01)         (.01)         (.02)         (.04)
   Weighted average shares     13,299,270    13,358,666    13,358,666    13,358,666


12.  GOING CONCERN
     -------------

       The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As shown in the financial statements, during the years ended June 30, 1995 and 1994, the Company incurred net losses of $1,991,000 and $1,107,000, respectively, and, as of June 30, 1995, the Company's current liabilities exceeded its current assets by $2,833,000, and its total liabilities exceeded its total assets by $2,193,000. In addition, as discussed in Note 5, the Company is in default under certain borrowing agreements as of June 30, 1995. These factors among others indicated that at June 30, 1995 there is substantial doubt about whether the Company would be able to continue as a going concern for a reasonable period of time absent additional financing.

       Additions to the Company's Line of Credit and Term Loans, extensions of their respective due dates and the proceeds from the sale of capital stock described in Notes 5 and 7 provided the additional financing necessary for the continued operation of the Company through June 1995.

       Management believes that with the additional financing arrangements entered into on March 3 and May 12, 1995 as described in Note 5, and its projected cash flow from operations, the Company will be able to finance its operations through December 31, 1995, provided that the holders of the Line and Term Loans do not exercise their rights to elect to accelerate the due dates thereof. Management will attempt to obtain additional financing, including the conversion of $700,000 of term loans and $100,000 of deferred interest to equity, and negotiate further extensions of the Line and various Term Loans beyond the current January 1, 1996 maturity date. However, there can be no assurance that such efforts will be successful.

       The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

                         SCHEDULE II VALUATION ACCOUNTS



                                   Beginning  Charged to                 Ending
Description                         Balance    Expense    Charge-offs   Balance
- -----------                         -------    -------    ------------  --------

June 30, 1993:

Allowance for doubtful accounts..   $ 28,314    $  8,135    $ (28,314)  $  8,135
                                    ========    ========    =========   ========

Inventory reserve................   $ 25,000    $ 40,672          -0-   $ 65,672
                                    ========    ========    =========   ========

June 30, 1994:

Allowance for doubtful accounts..   $  8,135    $ 61,641    $  (4,118)  $ 65,658
                                    ========    ========    =========   ========

Inventory reserve................   $ 65,672    $115,100          -0-   $180,772
                                    ========    ========    =========   ========

June 30, 1995:

Allowance for doubtful accounts..   $ 65,658    $ 14,165    $ (39,279)  $ 40,544
                                    ========    ========    =========   ========

Inventory reserve (1)............   $180,772        $-0-    $(180,772)      $-0-
                                    ========    ========    =========   ========

(1) Does not include the direct write-off of inventory aggregating $707,404.

ITEM 9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE


     On April 20, 1995, the Registrant terminated the engagement of Deloitte & Touche LLP as the principal accountant to audit the Registrant's financial statements.

     The principal accountant's report on the Registrant's financial statements for each of the past two fiscal years did not contain an adverse opinion or a disclaimer of opinion, and was not qualified or modified as to audit scope or accounting principles. The accountant's report for each of the past two fiscal years was modified as to an uncertainty as to whether the Registrant will continue as a going concern.

     The decision to terminate the principal accountant was approved by the Registrant's Board of Directors since the Registrant has no audit or similar committee of its Board of Directors.

     During the Registrant's past two fiscal years and the interim period subsequent to the Registrant's latest fiscal year through the date of termination of the engagement of the principal independent acountant, there were no disagreements with the principal independent accountant on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which, if not resolved to the satisfaction of the former accountant, would have caused it to make reference to the subject matter thereof in connection with its report.

     On April 20, 1995, the Registrant engaged KPMG Peat Marwick LLP as the principal accountant to audit the Registrant's financial statements.

     A Form 8-K was previously filed on April 24, 1995 reporting the foregoing change in accountants.

                                   PART III

ITEM 10.  DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT


     The information contained under the captions "Directors, Executive Officers and Compensation - Directors and Executive Officers," "Proposal 1 - Election of Directors," in the registrant's proxy statement for its 1995 Annual Meeting of Shareholders (the "Proxy Statement") is incorporated herein by reference.

ITEM 11.  EXECUTIVE COMPENSATION


     The information contained under the caption "Further Information - "Directors, Executive Officers and Compensation," "Proposal 1 - Election of Directors - Meetings; Committees; Director Compensation" and "Certain Relationships and Related Party Transactions" in the Proxy Statement is incorporated herein by reference.

ITEM 12.  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT


     The information contained under the captions "Security Ownership of Certain Beneficial Owners and Management" in the Proxy Statement is incorporated herein by reference.

Voting Agreement

ITEM 13.  CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

     The information contained under the caption "Certain Relationships and Related Party Transactions" in the Proxy Statement is incorporated herein by reference.

                                    PART IV

ITEM 14.  EXHIBITS, FINANCIAL STATEMENT SCHEDULES, AND
          REPORTS ON FORM 8-K

     (a)  Documents Filed

          1. Financial Statements - See Index to Financial Statements and Schedules appearing at the beginning of Item 8 of this Report.

          2. Financial Statement Schedules - See Index to Financial Statements and Schedules appearing at the beginning of Item 8 of this Report.

          3.  Exhibits - See the Index to Exhibits filed with this Report.

     (b)  Reports on Form 8-K:

          During the quarter ended June 30, 1995 the Company filed one report on Form 8-K. The report, dated April 24, 1995, reported a change in the Company's Certifying Accountants pursuant to Item 4 of Form 8-K.

                                  SIGNATURES

     Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934 the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                Megamation Inc.
                                 (Registrant)


                            By: /s/ Gerald W. Klein
                                --------------------------
                                 Gerald W. Klein, President and
                                 Chief Executive Officer

                                 Date: September 13, 1995


     Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.


Signatures                         Title                                    Date
- ----------                         -----                                    ----

/s/ Gerald W. Klein                President, Chief Executive Officer,
- --------------------------         Treasurer, Chief Financial Officer,      September 13, 1995
Gerald W. Klein                    and Director

/s/ Richard J. Komblum             Vice President, Chief Operating
- --------------------------         Officer and Director                     September 13, 1995
Richard J. Komblum

/s/ Thomas W. Murphy               Controller, Principal Accounting
- -------------------------          Officer, and Assistant Secretary         September 13, 1995
Thomas W. Murphy

/s/ Tristram C. Colker             Director
- -------------------------                                                   September 13, 1995
Tristram C. Colker

/s/ Max Cooper                     Director
- -------------------------
Max Cooper                                                                  September 13, 1995

/s/ Alan R. Leiderman              Director
- -------------------------
Alan R. Leiderman                                                           September 13, 1995


                                 EXHIBIT INDEX

Exhibits denoted with an asterick relate to Management Compensation Plans and
Arrangements:

                    (a)    Exhibits
                           --------

  Exhibit
    No.           Description
- ------------    ----------------------------------------------------------------

     3.1 Certificate of Incorporation, as amended, incorporated herein by reference to Exhibit 3.1 to the Company's Annual Report on Form 10-K for the year ended June 30, 1992.

     3.2 ByLaws, incorporated herein by reference to Exhibit 3.2 to the Company's Annual Report on Form 10-K for the year ended
                  June 30, 1991.

   *10.1 1989 Joint Incentive and Non-Qualified Stock Option Plan, as amended, incorporated herein by reference to Exhibit 10.2 to the Company's Annual Report on Form 10-K for the year ended June 30, 1992.

   *10.2 1992 Joint Incentive and Non-Qualified Stock Option Plan, incorporated herein by reference to Exhibit 4 to the Company's Registration Statement on Form S-1 (File No. 33 49068).

   *10.3 1995 Joint Incentive and Non-Qualified Stock Option Plan, subject to Stockholder approval.

   *10.4          Stock Option Agreement between the Company and Brian D.
                  Hoffman ("Hoffman"), dated January 3, 1989, incorporated herein by reference to Exhibit 10f to the Company's Registration Statement on Form S-1 (File no. 33-28935).

   *10.5          Stock Option Agreement between the Company and Steven H.
                  Pollack ("Pollack"), dated January 3, 1989, incorporated herein by reference to Exhibit 10f to the Company's Registration Statement on Form S-1 (File no. 33-28935).

   *10.6          Stock Option Agreement between the Company and Thomas D.
                  Schmidt ("Schmidt"), dated November 26, 1990, incorporated herein by reference to Exhibit 10.6B to the Company's Annual Report on Form 10-K for the year ended June 30, 1991.

   *10.7 Stock Option Agreement between the Company and Schmidt, dated as of August 23, 1990, incorporated herein by reference to
                  Exhibit 10.6F to the Company's Annual Report on Form 10-K for the year ended June 30, 1991.

   *10.8 Stock Option Agreement between the Company and Schmidt, dated as of September 4, 1992, incorporated herein by reference to
                  Exhibit 10.4I to the Company's Annual Report on Form 10-K for the year ended June 30, 1992.

   *10.9 Letter dated June 15, 1995 Terminating Stock Option Agreement dated September 4, 1992 between the Company and Schmidt.

   *10.10 Stock Option Agreement between the Company and Schmidt, dated as of May 5, 1995.

   *10.11 Stock Option Agreement between the Company and Hoffman, dated as of August 3, 1992, incorporated herein by reference to
                  Exhibit 10.4J to the Company's Annual Report on Form 10-K for the year ended June 30, 1992.

*10.12 Stock Option Agreement between the Company and Pollack dated as of August 3, 1992, incorporated herein by reference to Exhibit 10.4K to the Company's Annual Report on Form 10-K for year ended June
          30, 1992.

*10.13 Stock Option Agreement between the Company and Hoffman, dated as of March 29, 1994, incorporated herein by reference to Exhibit 10.3 to the Company's Annual Report on Form 10-K for the year ended June 30, 1994.

*10.14 Stock Option Agreement between the Company and Pollack, dated as of March 29, 1994, incorporated herein by reference to Exhibit 10.3 to the Company's Annual Report on Form 10-K for the period ended June 30, 1994.

*10.15 Stock Option Agreement between the Company and Gerald W. Klein, dated as of May 5, 1995.

*10.16 Stock Option Agreement between the Company and Richard J. Kornblum, dated as of May 5, 1995.

*10.17 Stock Option Agreement between the Company and Thomas W. Murphy, dated as of May 5, 1995.

*10.18 Employment Agreement between the Company and Schmidt dated as of September 4, 1992, incorporated herein by reference to Exhibit 10.5 to the Company's Annual Report on Form 10-K for the year ended June 30, 1992.

10.19 Warrant to Purchase Common Stock dated February 10, 1994, issued to Cooper, incorporated herein by reference to Exhibit 10.5 to the Company's Quarterly Report on Form 10-Q for the period ended March 31, 1994.

10.20 Warrant to Purchase Common Stock dated February 10, 1994, issued to Colket, incorporated herein by reference to Exhibit 10.4 to the Company's Quarterly Report on Form 10-Q for the period ended March 31, 1994.

10.21 Warrant to Purchase Common Stock dated December 16, 1994, issued to Colket, incorporated herein by reference to Exhibit 10.17 to the Company's Quarterly Report on Form 10-Q for the period ended December 31, 1994.

10.22 Warrant to Purchase Common Stock dated December 16, 1994, issued to Cooper Investments, incorporated herein by reference to Exhibit 10.18 to the Company's Quarterly Report on Form 10-Q for the period ended December 31, 1994.

10.23 Credit Agreement between the Company and Cooper Investments dated December 21, 1988 ("Cooper Credit Agreement"), incorporated herein by reference to Exhibit 10i to the Company's Registration Statement on Form S-1 (File no. 33-28935).

10.24 Security Agreement between the Company and Cooper Investments dated December 21, 1988 ("Cooper Credit Agreement"), incorporated herein by reference to Exhibit 10i to the Company's Registration Statement on Form S-1 (File no. 33-28935).

10.25 $1,000,000 Term Note to Cooper Investments dated December 21, 1988 ("Cooper Credit Agreement"), incorporated herein by reference to
          Exhibit 10i to the Company's Registration Statement on Form S-1 (File no. 33-28915).

10.26 Amendment to Cooper Credit Agreement dated as of April 11, 1991, incorporated herein by reference to Exhibit 10(d) to the Company's Quarterly Report on Form 10-Q for the period ended March 31, 1991.

10.27 Second Amendment to Cooper Credit Agreement dated as of September 4, 1992, incorporated herein by reference to Exhibit 10.8C to the Company's Annual Report on Form 10-K for the year ended June 30, 1992.

10.28 Third Amendment to Cooper Credit Agreement, dated as of October 12, 1993 incorporated herein by reference to Exhibit 10.8D to the Company's Annual Report on Form 10-K for the Year ended June 30, 1993.

10.29 Amendment to Cooper Credit Agreement and Security Agreement, dated as of February 10, 1994, incorporated herein by reference to Exhibit 10.2 to the Company's Quarterly Report on Form 10-Q for the period ended March 31, 1994.

10.30 Term Loan Agreement between Colket and the Company dated February 11, 1994, incorporated herein by reference to Exhibit 10.1A to the Company's Quarterly Report on Form 10-Q for the period ended December 31, 1994.

10.31 Amendment to Credit Agreement and Security Agreement dated December 16, 1994, incorporated herein by reference to Exhibit 10.7F to the Company's Quarterly Report on Form 10-Q for the period ended December 31, 1994.

10.32 Term Note from the Company to Colket dated February 11, 1994, incorporated herein by reference to Exhibit 10.IB to the Company's Quarterly Report on Form 10-Q for the period ended March 31, 1994.

10.33 Term Note from the Company to Colket dated December 16, 1994, incorporated herein by reference to Exhibit 10.7H to the Company's Quarterly Report on Form 10-Q for the period ended December 31, 1994.

10.34 Amendment to Term Note from the Company to Colket dated December 16, 1994, incorporated herein by reference to Exhibit 10.7G to the Company's Quarterly Report on Form 10-Q for the period ended December 31, 1994.

10.35 Amendment to Term Loan Agreement and Security Agreement with Colket dated December 16, 1994, incorporated herein by reference to
          Exhibit 10.8B to the Company's Quarterly Report on Form 10-Q for the period ended December 31, 1994.

10.36 Term Note from the Company to Cooper dated December 19, 1994, incorporated herein by reference to Exhibit 10.8C to the Company's Quarterly Report on Form 10-Q for the period ended December 31, 1994.

10.37 Letter of Credit Security Agreement dated December 16, 1994 between the Company and Colket, incorporated herein by reference to
          Exhibit 10.12C to the Company's Quarterly Report on Form 10-Q for the period ended December 31, 1994.

10.38 Letter of Credit Security Agreement dated December 16, 1994 between the Company and Cooper Investments, incorporated herein by reference to Exhibit 10.12D to the Company's Quarterly Report on Form 10-Q for the period ended December 31, 1994.

10.39     Term Note from the Company to Colket dated February 8, 1995.

10.40     Term Note from the Company to Cooper dated February 27, 1995.

10.41 Term Note from the Company to Colket dated March 6, 1995, incorporated herein by reference to Exhibit 10.3 to the Company's Quarterly Report on Form 10-Q for the period ended March 31, 1995.

10.42 Term Note from the Company to Colket dated March 30, 1995, incorporated herein by reference to Exhibit 10.4 to the Company's Quarterly Report on Form 10-Q for the period ended March 31, 1995.

10.43 Term Note from the Company to Colket dated April 28, 1995, incorporated herein by reference to Exhibit 10.5 to the Company's Quarterly Report on Form 10-Q for the period ended March 31, 1995.

10.44     Term Note from the Company to Colket dated June 1, 1995.

10.45     Term Note from the Company to Cooper dated June 1, 1995.

10.46     Term Note from the Company to Cooper dated June 1, 1995.

10.47 Debt Restructuring Agreement dated March 3, 1995, incorporated herein by reference to Exhibit 10.1 to the Company's Quarterly Report on Form 10-Q for the period ended March 31, 1995.

10.48 Amended and Restated Debt Restructuring Agreement executed May 12, 1995, incorporated herein by reference to Exhibit 10.2 to the Company's Quarterly Report on Form 10-Q for the period ended March 31, 1995.

10.49 Lease dated June 28, 1990 between Princeton Windsor Group II and the Company for the premises at 51 Everett Drive, Lawrenceville, New Jersey, incorporated herein by reference to Exhibit 10n to the Company's Annual Report on Form 10-K for the year ended June 30, 1990.

10.50 Letter Agreement dated April 18, 1991 between Commercial Property Network, agents for Princeton Windsor Group II, and the Company, incorporated herein by reference to Exhibit 10.11B to the Company's Annual Report on Form 10-K for the year ended June 30, 1991.

10.51 Lease Extension dated April 10, 1995 between Princeton Windsor Group II and the Company for the premises at 51 Everett Drive, Lawrenceville, New Jersey.

10.52 Revolving Loan and Security Agreement and Commercial Promissory Note with CoreStates New Jersey National Bank ("CoreStates") signed as of May 12, 1994, incorporated herein by reference to Exhibit 10.3A to the Company's Quarterly Report on Form 10-Q for the period ended March 31, 1994.

10.53 First Amendment to Note and Revolving Loan and Security Agreement with CoreStates, dated as of August 18, 1994, incorporated herein by reference to Exhibit 10.12B to the Company's Annual Report on Form 10-K for the period ended June 30, 1994.

10.54 Second Amendment to Note and Revolving Loan and Security Agreement with CoreStates, dated as of April 28, 1995.

10.55 Third Amendment to Note and Revolving Loan and Security Agreement with CoreStates, dated as of July 11, 1995.

10.56 Guarantors Contribution Agreement signed as of May 12, 1994 between Cooper, Colket and the Company, incorporated herein by reference to Exhibit 10.3D to the Company's Quarterly Report on Form 10-Q for the period ended March 31, 1994.

10.57 First Amendment to Guarantors Contribution Agreement executed August 18, 1994 incorporated herein by reference to Exhibit 10.13B to the Company's Annual Report on Form 10-K for the period ended June 30, 1994.

10.58 Registration Rights Agreement dated as of September 4, 1992 by and between the Company, Max Cooper, Cooper Investments, and Tristram C. Colket Jr., incorporated herein by reference to Exhibit 28.4 to the Company's Current Report on Form 8-K for September 4, 1992.

23.1    Consent of Deloite & Touche LLP.

23.2    Consent of KPMG Peat Marwick LLP.